Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE

AND 85% NET EARNINGS GROWTH FOR THE FULL YEAR OF 2005

TROY, MI (January 25, 2006) – Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for fourth quarter and full year ended January 1, 2006.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the 13 week fourth quarter of 2005 totaled $1.384 billion, a 2.1% increase compared to the $1.356 billion for the corresponding 14 week quarter in 2004. On a comparable 13 week basis, fourth quarter revenue increased 6.9%.

Sales for the 52 week fiscal year totaled $5.290 billion, a 6.1% increase compared to the $4.984 billion for the 53 week fiscal year of 2004. On a comparable 52 week basis, total year revenue increased 7.5%.

Net earnings for the fourth quarter of 2005 totaled $13.3 million, a 68% increase compared to $8.0 million reported for the fourth quarter of 2004. Net earnings for the full year of 2005 totaled $39.3 million, an 85% increase compared to the $21.2 million earned during 2004.

Diluted earnings per share in the fourth quarter of 2005 were $0.37, an increase of 68% as compared to fourth quarter 2004 earnings of $0.22 per share. Diluted earnings per share for the full year of 2005 were $1.09, an increase of 82% compared to the $0.60 per share earned in 2004.

Commenting on the results, Adderley said, “Kelly turned in a very good year. Our full year sales of nearly $5.3 billion achieved a new sales record, exceeding the previous record we set in 2004 by over $300 million.

“As the new year begins, we expect first quarter 2006 earnings to be in the range of $0.14 to $0.19, as compared to $0.11 per share in the first quarter of 2005. For the full year of 2006, we are currently forecasting earnings between $1.45 and $1.60 per share. This forecast is based on continued moderate global economic growth in 2006.

“Revenue in our U.S. Commercial staffing segment, which accounted for 47% of total sales, increased 9.5% year over year in the fourth quarter on a comparable 13 week basis. The gross profit rate in this segment increased four-tenths of a percent, primarily due to lower workers compensation costs and higher fee based income. Expenses increased 8.3% compared to last year. Operating earnings totaled $38.0 million, an increase of 6.1% compared to last year.

- more -

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 21% of total sales, increased 10.0% year over year in the fourth quarter on a comparable 13 week basis. Kelly Engineering Resources and Kelly IT Resources were the leading professional and technical performers in the fourth quarter. Kelly HR First and Kelly Vendor Management continue to be the leading staffing alternatives units. Kelly Home Care, the Automotive Services Group, Kelly Law Registry and Kelly Staff Leasing experienced revenue decreases during the quarter. The PTSA gross profit rate increased four tenths of a percent, primarily due to lower workers compensation expense and higher fee based income. Expenses decreased 1.1% as compared to last year. Operating earnings totaled $19.0 million and increased 23.6% on a year over year basis.

“Revenue in our International segment, which accounted for 32% of total sales, increased 1.5% year over year during the fourth quarter on a comparable 13 week basis. The International gross profit rate increased by one-tenth of a percent, primarily due to growth in fee based income. Operating expenses decreased by 1.7% in U.S. dollar terms. Operating earnings totaled $5.2 million, compared to earnings of $5.5 million last year.

“On a 13 week constant currency basis, International segment revenue increased 5.7% year over year in the fourth quarter. On a 13 week constant currency basis, total company revenue increased 8.3% year over year in the fourth quarter.”

Mr. Adderley concluded, “We believe 2006 should be another good year for Kelly. We expect to set sales records, gain market share, improve operating efficiency, and rapidly grow earnings.”

In conjunction with its fourth quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on January 25, 2006 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:
U.S.	1-800-230-1951
International	1-651-291-0618

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to over 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2005 was $5.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED JANUARY 1, 2006 AND 14 WEEKS ENDED JANUARY 2, 2005

(UNAUDITED)

(In thousands of dollars except per share data)

	2005 (13 weeks)	2004 (14 weeks)	Change	% Change
Revenue from services	$1,383,942	$1,355,922	$28,020	2.1%

Cost of services	1,161,412	1,141,962	19,450	1.7

Gross profit	222,530	213,960	8,570	4.0

Selling, general and administrative expenses	203,410	202,743	667	0.3

Earnings from operations	19,120	11,217	7,903	70.5

Interest expense, net	(10)	(145)	135	93.1

Earnings before taxes	19,110	11,072	8,038	72.6

Income taxes	5,793	3,122	2,671	85.6

Net earnings	$13,317	$7,950	$5,367	67.5%

Basic earnings per share	$0.37	$0.23	$0.14	60.9%

Diluted earnings per share	$0.37	$0.22	$0.15	68.2%

STATISTICS:

Gross profit rate	16.1%	15.8%	0.3%

Expenses as a % of revenue	14.7	15.0	(0.3)

% Return - Earnings from operations	1.4	0.8	0.6
Earnings before taxes	1.4	0.8	0.6
Net earnings	1.0	0.6	0.4

Effective income tax rate	30.3%	28.2%	2.1%

Average number of shares outstanding (thousands):
Basic	35,812	35,306
Diluted	36,064	35,588

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 52 WEEKS ENDED JANUARY 1, 2006 AND 53 WEEKS ENDED JANUARY 2, 2005

(In thousands of dollars except per share data)

	2005 (52 weeks)	2004 (53 weeks)	Change	% Change
Revenue from services	$5,289,825	$4,984,051	$305,774	6.1%

Cost of services	4,430,931	4,186,285	244,646	5.8

Gross profit	858,894	797,766	61,128	7.7

Selling, general and administrative expenses	802,742	763,756	38,986	5.1

Earnings from operations	56,152	34,010	22,142	65.1

Interest expense, net	(187)	(861)	674	78.3

Earnings before taxes	55,965	33,149	22,816	68.8

Income taxes	16,702	11,938	4,764	39.9

Net earnings	$39,263	$21,211	$18,052	85.1%

Basic earnings per share	$1.10	$0.60	$0.50	83.3%

Diluted earnings per share	$1.09	$0.60	$0.49	81.7%

STATISTICS:

Gross profit rate	16.2%	16.0%	0.2%

Expenses as a % of revenue	15.2	15.3	(0.1)

% Return - Earnings from operations	1.1	0.7	0.4
Earnings before taxes	1.1	0.7	0.4
Net earnings	0.7	0.4	0.3

Effective income tax rate	29.8%	36.0%	(6.2)%

Average number of shares outstanding (thousands):
Basic	35,667	35,115
Diluted	35,949	35,461

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(In thousands of dollars)

	Fourth Quarter (Unaudited)
	2005 (13 weeks)	2004 (14 weeks)	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$649,709	$623,025	$26,684	4.3%
PTSA	290,160	277,318	12,842	4.6
International	444,073	455,579	(11,506)	(2.5)

Consolidated Total	$1,383,942	$1,355,922	$28,020	2.1%

Earnings from Operations:
U.S. Commercial Staffing	$37,977	$35,782	$2,195	6.1%
PTSA	18,957	15,336	3,621	23.6
International	5,212	5,469	(257)	(4.7)
Corporate Expense	(43,026)	(45,370)	2,344	5.2

Consolidated Total	$19,120	$11,217	$7,903	70.5%

	December Year to Date
	2005 (52 weeks)	2004 (53 weeks)	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$2,436,972	$2,327,592	$109,380	4.7%
PTSA	1,128,435	1,033,745	94,690	9.2
International	1,724,418	1,622,714	101,704	6.3

Consolidated Total	$5,289,825	$4,984,051	$305,774	6.1%

Earnings from Operations:
U.S. Commercial Staffing	$134,757	$118,934	$15,823	13.3%
PTSA	69,055	61,976	7,079	11.4
International	16,530	12,656	3,874	30.6
Corporate Expense	(164,190)	(159,556)	(4,634)	(2.9)

Consolidated Total	$56,152	$34,010	$22,142	65.1%

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Fourth Quarter
	2005 (13 weeks)	2004 (14 weeks)	Change	% Change
U.S. Commercial	$649,709	$623,025	$26,684	4.3%
PTSA	290,160	277,318	12,842	4.6
International - constant currency*	462,079	455,579	6,500	1.4

Revenue from services - constant currency	1,401,948	1,355,922	46,026	3.4%
Foreign currency impact	(18,006)		(18,006)

Revenue from services	$1,383,942	$1,355,922	$28,020	2.1%

	December Year to Date
	2005 (52 weeks)	2004 (53 weeks)	Change	% Change
U.S. Commercial	$2,436,972	$2,327,592	$109,380	4.7%
PTSA	1,128,435	1,033,745	94,690	9.2
International - constant currency*	1,702,132	1,622,714	79,418	4.9

Revenue from services - constant currency	5,267,539	4,984,051	283,488	5.7%
Foreign currency impact	22,286		22,286

Revenue from services	$5,289,825	$4,984,051	$305,774	6.1%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC.

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

ADJUSTED FOR THE 53rd WEEK IN 2004

(UNAUDITED)

(In thousands of dollars)

	2005	Revenue from Services 2004			Change	% Change
	Reported Revenue 13 Weeks	Reported Revenue 14 Weeks	Less: 14th Week Revenue	Adjusted Revenue 13 Weeks
U.S. Commercial Staffing	$649,709	$623,025	$29,936	$593,089	$56,620	9.5%
PTSA	290,160	277,318	13,552	263,766	26,394	10.0
International - constant currency	462,079	455,579	18,242	437,337	24,742	5.7

Revenue from services - constant currency	1,401,948	1,355,922	61,730	1,294,192	107,756	8.3
Foreign currency impact	(18,006)				(18,006)

Revenue from services	$1,383,942	$1,355,922	$61,730	$1,294,192	$89,750	6.9%

	2005	Revenue from Services 2004			Change	% Change
	Reported Revenue 52 Weeks	Reported Revenue 53 Weeks	Less: 53rd Week Revenue	Adjusted Revenue 52 Weeks
U.S. Commercial Staffing	$2,436,972	$2,327,592	$29,936	$2,297,656	$139,316	6.1%
PTSA	1,128,435	1,033,745	13,552	1,020,193	108,242	10.6
International - constant currency	1,702,132	1,622,714	18,242	1,604,472	97,660	6.1

Revenue from services - constant currency	5,267,539	4,984,051	61,730	4,922,321	345,218	7.0
Foreign currency impact	22,286				22,286

Revenue from services	$5,289,825	$4,984,051	$61,730	$4,922,321	$367,504	7.5%

Information on the 14th week of the 2004 fourth quarter and 53rd week of the 2004 fiscal year is provided to allow investors to separate the impact of this extra week on reported results, in comparison to 2005 reported results. Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates. Management believes these measurements are an important analytical tool to aid in understanding underlying operating trends without distortion due to the extra week included in the 2004 fiscal year and currency fluctuations.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	January 1, 2006	January 2, 2005
Current Assets
Cash and equivalents	$63,699	$79,348
Short-term investments	154	6,288
Trade accounts receivable, less allowances of $16,648 and $16,228, respectively	803,812	727,366
Prepaid expenses and other current assets	47,434	43,942
Deferred taxes	33,805	36,055

Total current assets	948,904	892,999

Property and Equipment, Net	165,757	181,086

Noncurrent Deferred Taxes	22,088	17,960

Goodwill, Net	88,217	94,652

Other Assets	87,891	63,059

Total Assets	$1,312,857	$1,249,756

Current Liabilities
Short-term borrowings	$56,644	$34,289
Accounts payable	110,411	102,947
Accrued payroll and related taxes	263,112	241,651
Accrued insurance	34,097	33,165
Income and other taxes	56,651	67,839

Total current liabilities	520,915	479,891

Noncurrent Liabilities
Accrued insurance	54,517	58,548
Accrued retirement benefits	57,443	50,892
Other long-term liabilities	7,939	6,374

Total noncurrent liabilities	119,899	115,814

Stockholders’ Equity
Common stock	40,116	40,116
Treasury stock	(90,919)	(97,693)
Paid-in capital	27,015	24,045
Earnings invested in the business	688,033	663,039
Accumulated other comprehensive income	7,798	24,544

Total stockholders’ equity	672,043	654,051

Total Liabilities and Stockholders’ Equity	$1,312,857	$1,249,756

STATISTICS:
Working Capital	$427,989	$413,108
Current Ratio	1.8	1.9
Debt-to-capital %	7.8%	5.0%
Global Days Sales Outstanding
Quarter	53	53
Year-to-date	55	54

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 52 WEEKS ENDED JANUARY 1, 2006 AND 53 WEEKS ENDED JANUARY 2, 2005

(In thousands of dollars)

	2005	2004
Cash flows from operating activities
Net earnings	$39,263	$21,211
Noncash adjustments:
Depreciation and amortization	42,215	44,435
Increase in trade accounts receivable, net	(97,880)	(10,175)
Changes in other operating assets and liabilities	40,666	(705)

Net cash from operating activities	24,264	54,766

Cash flows from investing activities
Capital expenditures	(28,527)	(36,801)
Decrease in short-term investments	1,203	105
Increase in other assets	(8,911)	(736)
Investments in unconsolidated affiliates	(19,681)	—

Net cash from investing activities	(55,916)	(37,432)

Cash flows from financing activities
Increase (decrease) in short-term borrowings	6,833	(8,188)
Financing to fund long-term investments in unconsolidated affiliates	19,681	—
Dividend payments	(14,269)	(14,043)
Stock options and other stock sales	5,786	15,199
Other financing activities	1,949	(6,777)
Purchase of treasury stock	—	(3)

Net cash from financing activities	19,980	(13,812)

Effect of exchange rates on cash and equivalents	(3,977)	1,815

Net change in cash and equivalents	(15,649)	5,337
Cash and equivalents at beginning of period	79,348	74,011

Cash and equivalents at end of period	$63,699	$79,348